Exhibit 3.3

Ministry of Finance Corporate and Personal Property Registries www.corporateonline.gov.bc.ca	Mailing Address: PO BOX 9431 Stn Prov Govt Victoria BC V8W 9V3	Location: 2nd Floor - 940 Blanshard St Victoria BC 250 356-8626

Vertical Short Form Amalgamation Application Form 14 BUSINESS CORPORATIONS ACT Section 275	CERTIFIED COPY Of a Document filed with the Province of British Columbia Registrar of Companies J S Powell April 1, 2005

FILING DETAILS	Amalgamation Application for:
LIONS GATE ENTERTAINMENT CORP.

Incorporation Number: BC0720538

Filed Date and Time: March 31, 2005 03:28 PM Pacific Time

Recognition Date: April 1, 2005 12:00 AM Pacific Time as a result of an amalgamation.

AMALGAMATION APPLICATION

The amalgamated company will adopt as its Notice of Articles, the Notice of Articles of the amalgamating holding corporation, LIONS GATE ENTERTAINMENT CORP., Incorporation No. BC0554056.

AMALGAMATION EFFECTIVE DATE:
Specified Date and Time of Amalgamation:	April 1, 2005 12:00 AM Pacific Time

AMALGAMATING CORPORATION(S) INFORMATION Name of Amalgamating Corporation(s) LIONS GATE ENTERTAINMENT CORP. 408376 B.C. LIMITED	Incorporation Number in BC BC0554056 C0408376	Foreign Corporation’s Jurisdiction

AMALGAMATION STATEMENT

This amalgamation has been effected without court approval. A copy of all of the required affidavits under section 277(1) have been obtained and the affidavit obtained from each amalgamating company has been deposited in that company’s records office.

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